Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

– Finalizes price of Esbriet® in Germany –

BRISBANE, Calif., July 23, 2012 — InterMune, Inc. (NASDAQ: ITMN) today announced results from operations for the second quarter and six months ended June 30, 2012. InterMune also reported a successful and early conclusion of negotiations for the reimbursement price of Esbriet® (pirfenidone) in Germany. Effective September 15, 2012, the net ex-factory Esbriet price in Germany will be 26,999 €, or approximately $33,000 per patient per year, representing an approximate 10% discount from the current price.

InterMune reported Esbriet net revenue in the second quarter of 2012 of $5.5 million, an increase of 13 percent from $4.9 million in the first quarter of 2012. The initial commercial launch of Esbriet was in Germany in September 2011. Esbriet is InterMune’s product marketed in Europe for adults with mild-to-moderate idiopathic pulmonary fibrosis (IPF), a chronic and ultimately fatal disease of the lungs.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune said, “We are very pleased to have negotiated with the German authorities a strong price for Esbriet, the first orphan drug that has undergone pricing and reimbursement review under Germany’s new AMNOG law. The conclusion of this favorable pricing and reimbursement negotiation brings welcome clarity and confidence to German physicians regarding the reimbursement status of Esbriet.

“Esbriet continues to be one of the most successful orphan product launches in Germany, achieving revenues and new patient starts consistent with the best of these launches after nine months of marketing,” Mr. Welch continued. “Esbriet is on track to become the drug of choice among pulmonologists in Germany who care for IPF patients, and has begun displacing so-called triple combination therapy. We believe that in addition to the positive news announced today regarding the pricing and reimbursement of Esbriet in Germany, favorable market conditions for Esbriet exist that will support the continued growth of Esbriet revenues in Germany.”

Esbriet® (pirfenidone) in Germany

InterMune provided the following additional details related to the Esbriet launch in Germany:

•

Following the G-BA’s granting of the additional benefit of Esbriet on March 15, 2012, the estimated number of new patients started on Esbriet significantly increased in the second quarter when compared to the first quarter of 2012.

•

The duration of the pricing contract with the Umbrella Association of German Sick-Funds (GKV-SV) announced today is two years from the effective date, or until September 15, 2014, or until Esbriet costs to the healthcare system in Germany reach 50 million Euros in any 12-month period, at which time the price of Esbriet will be revisited, as required by the AMNOG law.

•

In addition to the announced pricing, Esbriet will be exempt from prescription budgets for all office-based doctors and outpatient clinics reimbursed by the sick funds, which means that it will be clear to German doctors that they will be free to prescribe Esbriet without concern for their individual healthcare budgets. Furthermore, the GKV-SV noted that Esbriet is the first drug it has approved for this indication, and that off-label use of other drugs for this indication is now generally not allowed.

•	Physician awareness and positive perceptions of Esbriet in Germany remain strong. Recent market research indicates that:

•	Awareness of Esbriet among pulmonologists is 88% when unprompted and 94% when prompted;

•	75% of targeted physicians have prescribed Esbriet at least once; and

•	25% of physicians surveyed already consider Esbriet the drug of choice – the highest percentage of any other treatment, including no therapy.

•

InterMune currently plans to increase its 15 field-based personnel in Germany by a total of seven personnel at the end of August 2012 (six sales representatives and one sales manager) to allow a higher frequency of contacts in the Tier 1 and Tier 2 centers, provide more active follow-up of patients as their care transitions from these centers to office-based pulmonologists and to amplify the news of the clarified reimbursement status of Esbriet.

Additional Clinical Development and Business Highlights

Esbriet® (pirfenidone):

•

On June 28, 2012, Esbriet became the first medicine for the treatment of IPF to be reimbursed in Sweden. The reimbursement applies for IPF patients with predicted forced vital capacity (FVC) of less than 80%. The annualized list price of Esbriet in Sweden is SEK 264,075, or more than $37,000 per patient per year.

•	In June 2012, InterMune achieved reimbursement in Iceland at a net price of 35,695 €, or $43,700 per patient per year.

•	Esbriet is now priced and reimbursed in seven countries: Germany, Austria, Sweden, Norway, Denmark, Luxembourg and Iceland.

•

InterMune reiterated its guidance that it expects to conclude pricing and reimbursement discussions related to Esbriet in France, Italy, Spain, Belgium, the Netherlands and Finland during the fourth quarter of 2012 and in the United Kingdom and Ireland in the first quarter of 2013, and to launch Esbriet as soon as possible and practical after successful conclusion of pricing and reimbursement discussions in each country.

•

InterMune continues to expect that its Phase 3 pirfenidone study, ASCEND, in the United States and certain additional territories will be fully enrolled around the end of 2012, and that results from the study will be available in the first half of 2014. ASCEND is a double-blind, placebo-controlled trial of 52 weeks duration with a primary endpoint of change in FVC between baseline and Week 52. The trial will enroll approximately 500 IPF patients with mild-to-moderate impairment in lung function.

Actimmune® (gamma interferon-1b):

•

On June 19, 2012, the company completed the previously announced sale of its rights to Actimmune® (interferon gamma-1b) to Vidara Therapeutics International Limited (Vidara). Vidara is part of an international specialty pharmaceutical group of companies with operations in Ireland and the United States. Gross proceeds from the sale totaled

$55.0 million. In addition, InterMune is eligible to receive a two-year royalty stream based on net sales of Actimmune, which is expected to contribute an aggregate amount of approximately $2-$4 million over the two-year period.

Second Quarter and First Half 2012 Financial Results (Unaudited)

As a result of the June 19, 2012 divestiture of Actimmune® (interferon gamma-1b), historical and current period Actimmune revenue, cost of goods sold and operating costs will be reported in discontinued operations in this and future financial statements and therefore do not appear in the comparisons below regarding on-going operations.

InterMune reported total revenue in the second quarter of 2012 of $5.5 million, compared with $1.3 million in the second quarter of 2011. Total revenue in the second quarter of 2012 consisted solely of revenue from sales of Esbriet in Europe, primarily in Germany. There were no Esbriet sales in the second quarter of 2011, as Esbriet’s initial commercial launch was in Germany in September 2011. InterMune reported total revenue for the first six months of 2012 of $10.4 million, compared with $2.6 million in the first six months of 2011. Total revenue in the first six months of 2011 consisted solely of revenue from the company’s research collaboration with Roche, which was completed in June 2011.

Research and development (R&D) expenses in the second quarter of 2012 were $25.2 million, compared with $20.1 million in the second quarter of 2011, an increase of 25 percent. R&D expenses were $48.4 million for the six months ended June 30, 2012, compared with $36.9 million in 2011, an increase of 31 percent. Higher R&D expenses in both the three- and six-month periods of 2012, compared with the same periods in 2011, reflect expenses related to conduct of the ASCEND trial, which was initiated in July 2011.

Selling, general and administrative (SG&A) expenses were $25.6 million in the second quarter of 2012, compared with $21.6 million in the same period a year earlier, an increase of 19 percent. SG&A expenses were $51.9 million in the first six months of 2012, an increase of 33 percent from $39.0 million in the same period of 2011. The increased spending for the three- and six-month periods in 2012, compared with the same periods in 2011, are primarily attributable to the creation of InterMune’s European infrastructure and investments in the launch and pre-launches of Esbriet in Germany and other EU countries.

Net income for the second quarter of 2012 was $0.5 million, or $0.01 per basic and diluted share, compared with a net loss of $39.9 million, or $0.68 per share, in the same quarter of 2011. Net loss for the first six months of 2012 was $46.1 million, or $0.71 per share, compared with a net loss of $72.0 million, or $1.25 per share, in the comparable six months of 2011. The net income (loss) in the three- and six-month periods of 2012 reflects income from discontinued operations of $51.4 million related to the divestiture of the company’s rights to Actimmune, which was completed on June 19, 2012.

As of June 30, 2012, InterMune had cash, cash equivalents and available-for-sale securities of approximately $393.7 million, including $55.0 million from the divestiture of the company’s rights to Actimmune, prior to transaction-related expenses.

Guidance for 2012 Revenue and Expenses

The company today provided forward-looking guidance for Esbriet revenue in 2012, and reiterated its operating expense guidance for 2012, provided on June 20, 2012:

•

Esbriet revenue: currently anticipated to be in a range of $20 to $25 million. The lower end of the range assumes no Esbriet launches in France, Spain or Italy in 2012. The upper end of the range assumes launches in all of these countries in the fourth quarter of 2012.

•	R&D expense: currently anticipated to be in a range of $90 to $105 million.

•	SG&A expense: currently anticipated to be in a range of $110 to $130 million.

•	Total Operating Expenses (R&D and SG&A): currently anticipated to be in a range of $200 to $235 million.

Conference Call and Webcast Details

InterMune will host a live webcast of a conference call today at 8:30 a.m. EDT to discuss business highlights and financial results for the second quarter and first six months of 2012. Interested investors and others may participate in the conference call by dialing 800-891-8257 (U.S.) or +1-212-271-4651 (international), conference ID# 21600194. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

A telephonic replay will be available for 10 business days following the call and can be accessed by dialing 800-633-8284 (U.S.) or +1 402-977-9140 (international), and entering conference ID# 21600194. The webcast will remain available on the company’s website until the next earnings call.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and orphan fibrotic diseases. In pulmonology, the company is focused on therapies for the treatment of idiopathic pulmonary fibrosis (IPF), a progressive and fatal lung disease. Pirfenidone, the only medicine approved for IPF anywhere in the world, is approved for marketing by InterMune in the EU as Esbriet® and is currently in a Phase 3 clinical trial to support regulatory registration in the United States. InterMune’s research programs are focused on the discovery of targeted, small-molecule therapeutics and biomarkers to treat and monitor serious pulmonary and fibrotic diseases. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to our expectations for Esbriet® (pirfenidone) as an important therapy in the treatment of patients with IPF, including becoming the drug of choice for pulmonologists in Germany, our expectation regarding continued growth of Esbriet revenues in Germany, our expectation that physicians in Germany can prescribe Esbriet without concern for their healthcare budgets, our anticipated timing of concluding pricing and reimbursement discussions and initiating commercial launches for Esbriet (pirfenidone) in France, Italy, Spain, the United Kingdom and other EU countries, our expectations regarding headcount in our EU commercial organization and the functions of such personnel, our expectation regarding the timing and nature of full enrollment in, and results of, the ASCEND study and the prospects of success thereof, and our expectations regarding the aggregate amount of Actimmune royalties. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 29, 2012 (the “Form 10-K”), most recent quarterly report on Form 10-Q filed with the SEC on May 10, 2012 (the “Form 10-Q”) and other periodic reports filed with the SEC, including but not limited to the following: (i) the risks related to the uncertain, lengthy and expensive clinical development process for the company’s product candidates, including having no unexpected safety, toxicology, clinical or other issues and having no unexpected clinical trial results such as unexpected new clinical data and unexpected additional analysis of existing clinical data; (ii) risks related to the regulatory process for the company’s product candidates, including the possibility that the results of the new 52-week Phase 3 clinical trial (ASCEND) having an FVC endpoint may not be satisfactory to the FDA for InterMune to receive regulatory approval for pirfenidone in the United States; (iii) risks related to unexpected regulatory actions or delays or government regulation generally; (iv) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue; (v) government, industry and general public pricing pressures; (vi) risks related to our ability to successfully launch and commercialize Esbriet in the EU, including successfully establishing a commercial operation in the EU and receiving favorable governmental pricing and reimbursement approvals in each EU country; and (vii) InterMune’s ability to obtain or maintain patent or other proprietary intellectual property protections. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K, Form 10-Q and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

Esbriet® is a registered trademark of InterMune, Inc.

Financial tables follow:

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenue, net
Esbriet	$5,538	$—	$10,418	$—
Collaboration revenue	—	1,329	—	2,629

Total revenue, net	5,538	1,329	10,418	2,629

Costs and expenses:
Cost of goods sold	3,323	—	4,183	—
Research and development	25,166	20,084	48,378	36,922
Selling, general and administrative	25,642	21,638	51,926	39,009

Total costs and expenses	54,131	41,722	104,487	75,931

Loss from operations	(48,593)	(40,393)	(94,069)	(73,302)

Interest income	159	121	304	259
Interest expense	(2,237)	(1,086)	(4,442)	(2,873)
Other expense	(139)	11	(1,124)	(95)

Loss from operations before income taxes	(50,810)	(41,347)	(99,331)	(76,011)
Income tax expense	69	—	134	—

Loss from continuing operations	(50,879)	(41,347)	(99,465)	(76,011)

Discontinued operations:
Income from discontinued operations	37	1,453	1,993	4,014
Gain on sale of discontinued operations	51,335	—	51,335	—

Income from discontinued operations	51,372	1,453	53,328	4,014

Net income (loss)	$493	$(39,894)	$(46,137)	$(71,997)

Basic and diluted net income (loss) per common share:
Continuing operations	(0.78)	(0.70)	(1.53)	(1.32)
Discontinued operations	0.79	0.02	0.82	0.07

	$0.01	$(0.68)	$(0.71)	$(1.25)

Shares used in computing basic net income (loss) per share	64,943	58,924	64,858	57,657

Shares used in computing diluted net income (loss) per share	65,193	58,924	64,858	57,657

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	June 30,	December 31,
	2012	2011
Cash, cash equivalents and available-for-sale securities	$393,729	$425,110
Acquired product rights, net	18,750	19,250
Other assets	31,624	28,263

Total assets	$444,103	$472,623

Total other liabilities	$41,261	$34,205
Convertible senior notes	240,250	240,250
Stockholders’ equity	162,592	198,168

Total liabilities and stockholders’ equity	$444,103	$472,623

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